EXHIBIT 10.23

November 9, 2007

Mr. Lewis Gould, Chairman and Chief Executive Officer

Q.E.P. Co., Inc.

1001 Broken Sound Parkway, NW, Suite A

Boca Raton, FL 33487

Re:	Employment terms and conditions

Dear Lewis:

I am pleased to accept your offer of employment as Senior Vice President & General Counsel with a start date of Monday, November 19, 2007, under the terms and conditions set forth below, subject to my passing the required pre-employment screenings.

We have agreed to the following:

1.	Position – Senior Vice President & General Counsel

2.	Responsibilities will include:

a.	All items regarding the legal side of Q.E.P.’s business

b.	All Human Resources functions

c.	Other duties normally associated with a Sr. Vice President and/or as assigned by the CEO.

3	I will report directly to you, the CEO, on a straight line basis.

4.	Reporting to me will be:

a.	The Human Resources Vice President and the Human Resources staff at all of the domestic locations

b.	Administrative Assistant

c.	Other areas as directed by the CEO

5.	Additionally, in this position I will help in the administrative functions of Q.E.P.’s corporation and become an “Assistant Secretary.” In addition, I will guide Q.E.P.’s Board with the responsibility for our company Governance, etc

6.	Location: Corporate headquarters, Boca Raton, Florida.

7	Work Ethic: Although I will be granted generous vacation time, I understand the work ethic at Q.E.P. is paramount as you want to maintain Q.E.P.’s entrepreneurial spirit, the spirit of leadership throughout the organization and the continued growth of QEP. I acknowledge that guiding the leadership values shown by Q.E.P.’s executives will be a part of my employment responsibilities. In all cases, we will strive to improve this.

8.	Confidentiality – Because I will be attending the Board of Directors meetings on a regular basis, handling the taking of the minutes for these meetings, have access to confidential and sensitive trade information, I will sign a Confidentiality Agreement between myself and Q.E.P.

9.	Remuneration – My starting salary, subject to approval by the Compensation Committee of the Board of Directors, will be at the rate of $200,000 per annum. In addition, for this year only, you and I have agreed that you will put me in the “Bonus Pool” with the ability to earn up to 25% of my salary, which will be pro-rated.

10.	I will receive an automobile allowance of $750.00 per month and a corporate American Express card for normal and customary expenses, subject to Q.E.P.’s policies.

11.	I will receive a medical plan for myself and my family, along with dental coverage, both premiums paid in their entirety by Q.E.P.

12.	I will receive other benefit programs, such as disability and life insurance, etc., which are customary to other executive officers.

13.	I will receive Stock Options and SARS subject to approval by the Compensation Committee of the Board of Directors and as ratified by the Board of Directors. I will be able to participate in Q.E.P.’s “SARS” Program with an initial grant of 5,000 units. Typically, on an annual basis, these awards have been given each year. The pricing of the SARS option will be at the date of hire. For further information on this, I will receive a copy of Q.E.P.’s SARS Program.

14.	In addition, Q.E.P. has, for its senior executives, a Deferred Compensation Program and a 401K Plan. These will be made available to me whenever the normal access times are available.

15.	If at any point my employment is terminated by Q.E.P. for other than cause, then Q.E.P. will continue my base salary for the four months following my termination and pay for my COBRA benefits for the same period.

Lewis, I am extremely pleased to be joining you and the other management team members at Q.E.P. I look forward to assisting you in managing and growing the business and know together we will make a difference.

I look forward to seeing you on Monday, November 19, 2007.

Very truly yours,

Lawrence P. Levine

Accepted and Agreed:

Lewis Gould
President